Exhibit 20.1

THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to any aspect about this circular or as to the action to be taken, you should consult your licensed securities dealer, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in Melco Crown Entertainment Limited, you should at once hand this circular, together with the enclosed proxy form, to the purchaser or the transferee or to the bank, the licensed securities dealer or other agent through whom the sale was effected for transmission to the purchaser or the transferee.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this circular, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 6883)

PROPOSALS FOR

GRANTING OF GENERAL MANDATES

TO ISSUE SHARES AND REPURCHASE SHARES;

RE-ELECTION OF DIRECTORS; AND

NOTICE OF THE ANNUAL GENERAL MEETING

A notice convening the annual general meeting (the “AGM”) of Melco Crown Entertainment Limited (the “Company”) to be held at Salon III, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 22, 2013 at 4:00 p.m. (Hong Kong time) is set out on pages 18 to 22 of this circular. A proxy form for use at the AGM and at any adjournment thereof is enclosed with this circular. Such proxy form is also published on the websites of The Stock Exchange of Hong Kong Limited (www. hkexnews.hk) and the Company (www.melco-crown.com).

Whether or not you are able to attend such meeting, please complete and return the accompanying proxy form in accordance with the instructions printed thereon to the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, as soon as possible and in any event not less than 48 hours before the time appointed for holding the meeting or any adjournment thereof. Completion and return of the proxy form will not preclude you from attending and voting at the meeting or any adjournment thereof (as the case may be) should you so wish.

April 18, 2013

The English text of this circular shall prevail over the Chinese text for the purpose of interpretation.

— i —

DEFINITIONS

In this circular, unless the context requires otherwise, the following expressions have the following meanings:

“2006 Share Incentive Plan”	a share incentive plan as adopted and revised by the Board on November 28, 2006 and March 17, 2009 and as approved by the Shareholders on December 1, 2006 and May 19, 2009, respectively, which aims to provide incentives in the form of awards to consultants, employees and members of the Board, with the view of promoting further success of the Company

“2011 Share Incentive Plan”	a share incentive plan as adopted by the Company pursuant to a resolution passed by the Shareholders at an extraordinary general meeting on October 6, 2011 and became effective on the Listing Date, which aims to provide incentives in the form of awards to consultants, employees and members of the Board, with the view of promoting further success of the Company

“ADS(s)”	American Depositary Share(s) of the Company, each of which represent three Shares

“AGM”	the annual general meeting of the Company to be held at Salon III, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 22, 2013 at 4:00 p.m. (Hong Kong time)

“AGM Notice”	the notice for convening the AGM as set out on pages 18 to 22 of this circular

“Articles”	the amended and restated articles of association of the Company, as amended, supplemented or otherwise modified from time to time

“Board”	the board of Directors

“Company”	Melco Crown Entertainment Limited (Stock Code: 6883, NASDAQ: MPEL), a company incorporated in the Cayman Islands as an exempted company with limited liability, the Shares of which are listed on the Stock Exchange and the ADSs of which are listed on the NASDAQ Global Select Market

“Crown”	Crown Limited, an Australian-listed corporation, which completed its acquisition of the gaming businesses and investments of PBL, now known as Consolidated Media Holdings Limited, on December 12, 2007

DEFINITIONS

“Crown Asia Investments”	Crown Asia Investments Pty, Ltd., formerly known as PBL Asia Investments Limited, which is 100% indirectly owned by Crown and was incorporated in the Cayman Islands but is now a registered Australian company

“Crown Entertainment Group Holdings”	Crown Entertainment Group Holdings Pty, Ltd., a company incorporated on June 19, 2007 under the laws of Australia and a subsidiary of Crown

“Directors”	the directors of the Company for the time being

“Group”	the Company and its subsidiaries

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Latest Practicable Date”	April 11, 2013, being the latest practicable date prior to the printing of this circular for ascertaining certain information contained herein

“Listing Date”	December 7, 2011, on which the Shares are listed and from which dealings in the Shares are permitted to take place on the Main Board of the Stock Exchange

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange, as amended from time to time

“Macau”	the Macau Special Administrative Region of the PRC

“Melco”	Melco International Development Limited, a Hong Kong listed company

“Melco Leisure”	Melco Leisure and Entertainment Group Limited, a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Melco

“Memorandum”	the amended and restated memorandum of association of the Company, as amended, supplemented or otherwise modified from time to time

“NASDAQ”	the National Association of Securities Dealers Automated Quotation System

DEFINITIONS

“PBL”	Publishing and Broadcasting Limited, an Australian-listed corporation that is now known as Consolidated Media Holdings Limited

“Philippine Stock Exchange”	The Philippine Stock Exchange, Inc.

“PRC”	the People’s Republic of China excluding Hong Kong, Macau and Taiwan, except where the context otherwise requires

“Repurchase Mandate”	a general and unconditional mandate proposed to be granted to the Directors to exercise all the powers of the Company to repurchase Shares during the period as set out in Ordinary Resolution No. 6 up to a maximum of 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing of such resolution

“SFC”	the Securities and Futures Commission of Hong Kong

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

“Share(s)”	the ordinary share(s) in the share capital of the Company with a nominal value of US$0.01 each

“Share Issue Mandate”	a general and unconditional mandate proposed to be granted to the Directors to exercise all the powers of the Company to allot, issue and deal with the Shares during the period as set out in Ordinary Resolution No. 5 up to 20% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing of such resolution

“Shareholder(s)”	holder(s) of our Share(s) from time to time

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Takeovers Code”	the Code on Takeovers and Mergers published by the SFC

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“US$”	United States dollars, the lawful currency of the United States of America

“%”	per cent.

In this circular, the terms “associate”, “connected person”, “controlling shareholder”, “subsidiary” and “substantial shareholder” shall have the meanings given to such terms in the Listing Rules, unless the context otherwise requires.

LETTER FROM THE BOARD

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 6883)

Executive Director:

Mr. Lawrence Yau Lung Ho

    (Co-Chairman and Chief Executive Officer)

Non-executive Directors:

Mr. James Douglas Packer (Co-Chairman)

Mr. John Peter Ben Wang

Mr. Clarence Yuk Man Chung

Mr. William Todd Nisbet

Mr. Rowen Bruce Craigie

Independent non-executive Directors:

Mr. James Andrew Charles MacKenzie

Mr. Thomas Jefferson Wu

Mr. Yiu Wa Alec Tsui

Mr. Robert Wason Mactier

Registered Office:

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

Principal place of business and

    head office in Macau:

22/F, Golden Dragon Centre

Avenida Xian Xing Hai

Macau

Place of business in Hong Kong:

36th Floor, The Centrium

60 Wyndham Street

Central

Hong Kong

April 18, 2013

To the Shareholders

Dear Sir or Madam,

PROPOSALS FOR

GRANTING OF GENERAL MANDATES

TO ISSUE SHARES AND REPURCHASE SHARES;

RE-ELECTION OF DIRECTORS; AND

NOTICE OF THE ANNUAL GENERAL MEETING

1.	INTRODUCTION

The purpose of this circular is to provide you with information regarding (i) the Share Issue Mandate; (ii) the Repurchase Mandate; and (iii) the proposed re-election of Directors, to seek your approval at the AGM and to provide you with the AGM Notice.

LETTER FROM THE BOARD

2.	GENERAL MANDATE TO ISSUE SHARES

The ordinary resolution set out in item 5 of the AGM Notice will be proposed at the AGM to grant a general and unconditional mandate to the Directors to allot, issue and otherwise deal with additional Shares with an aggregate nominal amount not exceeding 20% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing the proposed resolution at the AGM. The Share Issue Mandate will provide flexibility to the Company to raise funds by issue of Shares efficiently.

As at the Latest Practicable Date, there were in issue an aggregate of 1,662,128,075 Shares. On the assumption that no Share will be issued and repurchased prior to the AGM, exercise in full of the Share Issue Mandate could result in up to 332,425,615 Shares being issued by the Company.

In addition, an ordinary resolution will also be proposed to authorize an extension of this Share Issue Mandate by adding thereto the aggregate nominal amount of any Shares repurchased under the Repurchase Mandate (if such mandate is approved by the Shareholders).

The Share Issue Mandate will continue to be in force from the passing of the said resolution until whichever the following first occurs:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required by the Articles, Cayman Islands laws or any other applicable laws to be held; and

(iii)	the revocation or variation of the authority given under such ordinary resolution by ordinary resolution of the Shareholders in general meeting.

The Company has no current intention of exercising the Share Issue Mandate (other than (i) the Shares to be issued upon vesting of restricted Shares and exercise of the share options granted under the 2006 Share Incentive Plan; (ii) the Shares to be issued upon vesting of restricted Shares to non-connected person(s) of the Company and exercise of the share options granted under the 2011 Share Incentive Plan; and (iii) future fund raising).

3.	GENERAL MANDATE TO REPURCHASE SHARES

The ordinary resolution set out in item 6 of the AGM Notice will be proposed at the AGM to give the Directors a general and unconditional mandate to exercise all the powers of the Company to repurchase issued and fully paid Shares with an aggregate nominal amount not exceeding 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing the proposed resolution at the AGM. The Repurchase Mandate will provide the Company the flexibility to make such repurchase when appropriate and beneficial to the Company. Such repurchase may enhance the net value of the Company and/or earnings per Share. No repurchase would be made in circumstances that would have a material adverse impact on the working capital or gearing ratio of the Company.

As at the Latest Practicable Date, there were in issue an aggregate of 1,662,128,075 Shares. On the assumption that no Share will be issued and repurchased prior to the AGM, exercise in full of the Repurchase Mandate could result in up to 166,212,807 Shares being repurchased by the Company.

LETTER FROM THE BOARD

The Repurchase Mandate will continue to be in force from the passing of the said resolution until whichever the following first occurs:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required to be held by the Articles, Cayman Islands laws or any other applicable laws; and

(iii)	the revocation or variation of the authority given under such ordinary resolution by ordinary resolution of the Shareholders in general meeting.

The Company has no current intention of exercising the Repurchase Mandate.

An explanatory statement explaining the Repurchase Mandate in accordance with the Listing Rules is set out in Appendix I to this circular.

4.	RE-ELECTION OF DIRECTORS

The Board currently consists of ten Directors comprising one executive Director, namely, Mr. Lawrence Yau Lung Ho (Co-Chairman and Chief Executive Officer); five non-executive Directors, namely, Mr. James Douglas Packer (Co-Chairman), Mr. John Peter Ben Wang, Mr. Clarence Yuk Man Chung, Mr. William Todd Nisbet, and Mr. Rowen Bruce Craigie, and four independent non-executive Directors, namely, Mr. James Andrew Charles MacKenzie, Mr. Thomas Jefferson Wu, Mr. Yiu Wa Alec Tsui, and Mr. Robert Wason Mactier.

Under the Articles, one-third of the Directors holding office for the time being shall retire by rotation provided that every Director shall be subject to retirement at least once every three years. Mr. John Peter Ben Wang, Mr. Rowen Bruce Craigie, Mr. Yiu Wa Alec Tsui and Mr. Robert Wason Mactier shall retire from office by rotation at the AGM and, being eligible, would offer themselves for re-election.

Shareholders are recommended to vote in favor of re-election of the above Directors as the Board believes that their qualifications and related expertise will continue to bring a wide range of business experience to the Board. Particulars of the Directors proposed for re-election at the AGM are set out in Appendix II to this circular.

5.	ANNUAL GENERAL MEETING

The AGM Notice is set out on pages 18 to 22 to this circular.

Pursuant to Rule 13.39(4) of the Listing Rules, any vote of the Shareholders at a general meeting must be taken by poll except where the chairman, in good faith, decides to allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands. The Company will announce the results of the poll in the manner prescribed under the Listing Rules.

A proxy form for use by the Shareholders at the AGM is enclosed with this circular. Whether or not you are able to attend the AGM in person, you are requested to complete the proxy form and return it in accordance with the instructions printed thereon to the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, as soon as possible and in any event not less than 48 hours before the time fixed for the AGM or any adjournment thereof (as the case may be). Completion and return of the proxy form will not preclude you from attending and voting in person at the AGM and any adjournment meeting (as the case may be) should you so wish.

LETTER FROM THE BOARD

6.	RECOMMENDATION

The Board believes that the granting of the Share Issue Mandate and the extension thereof and the Repurchase Mandate, and the re-election of the Directors as set out in the AGM Notice are all in the best interests of the Company and its Shareholders. Accordingly, the Board recommends the Shareholders to vote in favor of the relevant resolutions to be proposed at the AGM.

Your attention is drawn to the additional information set out in the Appendices to this circular.

7.	RESPONSIBILITY STATEMENT

This circular includes particulars given in compliance with the Listing Rules for the purpose of giving information with regard to the Company. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, there are no other facts the omission of which would make any statement herein misleading.

By Order of the Board of Melco Crown Entertainment Limited Lawrence Yau Lung Ho
Co-Chairman and Chief Executive Officer

APPENDIX I	EXPLANATORY STATEMENT

This appendix serves as an explanatory statement, as required by the Listing Rules, to provide the requisite information to you for your consideration of the Repurchase Mandate to be proposed at the AGM.

1.	LISTING RULES

The Listing Rules permit companies whose primary listings are on the Stock Exchange to repurchase their shares on the Stock Exchange, subject to certain restrictions, the most important of which are summarized below:

(i)	the shares to be repurchased by a company must be fully paid-up;

(ii)	the company has previously sent to its shareholders an explanatory statement complying with the Listing Rules; and

(iii)	all on-market repurchase of shares by a company with its primary listing on the Stock Exchange must be approved in advance by an ordinary resolution, either by way of a specific approval in relation to specific transactions or by a general mandate to the directors of the company to make such repurchase, and a copy of such resolution together with the necessary documentation have been delivered to the Stock Exchange in accordance with the Listing Rules.

2.	SHARE CAPITAL

As at the Latest Practicable Date, the total issued share capital of the Company comprised 1,662,128,075 Shares.

Subject to the passing of the relevant ordinary resolution for the Repurchase Mandate and on the basis that no further Shares are issued or repurchased prior to the AGM, the Company would be allowed under the Repurchase Mandate to repurchase a maximum of 166,212,807 Shares (representing 10% of the aggregate nominal amount of the Company’s issued share capital at the date of passing the resolution).

3.	REASONS FOR SHARE REPURCHASES

The Directors believe that it is in the best interests of the Company and the Shareholders as a whole to have a general mandate from the Shareholders to enable the Directors to repurchase Shares on the market. Such repurchases may, depending on market conditions and funding arrangements at the time, lead to an enhancement of the net asset value of the Company and/or its earning per Share and will only be made when the Directors believe that such repurchases will benefit the Company and the Shareholders as a whole.

4.	FUNDING OF REPURCHASES

Any repurchase will be made out of funds which are legally available for the purpose in accordance with the Memorandum and Articles, the Listing Rules, Cayman Islands laws and/or other applicable laws. The Directors do not propose to exercise the Repurchase Mandate to such extent as would, in the circumstances, have a material adverse effect on the working capital of the Company or the gearing position which in the opinion of the Directors are from time to time appropriate for the Company.

APPENDIX I	EXPLANATORY STATEMENT

5.	SHARE PRICES

The following table shows the highest and lowest prices at which the Shares have been traded on the Stock Exchange in each of the previous twelve months up to the Latest Practicable Date:

Month	Highest HK$	Lowest HK$
2012
April	43.00	35.00
May	40.80	30.60
June	31.65	27.80
July	29.10	24.50
August	31.00	25.60
September	34.90	29.20
October	37.80	33.10
November	40.00	35.80
December	43.20	37.00
2013
January	53.00	42.40
February	58.00	48.45
March	59.80	48.35
April (up to the Latest Practicable Date)	60.50	55.65

6.	EFFECT OF THE TAKEOVERS CODE

If as a result of a Share repurchase, a Shareholder’s proportionate interest in the voting rights of the Company increases, such increase will be treated as an acquisition for the purposes of Rule 32 of the Takeovers Code. As a result, a Shareholder, or a group of Shareholders acting in concert (within the meaning under the Takeovers Code), depending on the level of increase in the Shareholder’s interests, could obtain or consolidate control of the Company and become obliged to make a mandatory offer in accordance with Rules 26 and 32 of the Takeovers Code.

APPENDIX I	EXPLANATORY STATEMENT

As at the Latest Practicable Date, to the best of the knowledge and belief of the Directors, the following Shareholders had interests representing 5% or more of the issued share capital of the Company:

		Approximate % of shareholding
Name of Shareholder	Number of Shares held	As at the Latest Practicable Date	If Repurchase Mandate is exercised in full
Lawrence Yau Lung Ho(1)	1,127,974,454	67.86%	75.40%
Sharen Sau Yan Lo(2)	1,127,974,454	67.86%	75.40%
Melco Leisure(3)	1,118,458,086	67.29%	74.77%
Melco(4)	1,118,458,086	67.29%	74.77%
James Douglas Packer(5)	1,118,458,086	67.29%	74.77%
Erica Louise Packer(6)	1,118,458,086	67.29%	74.77%
Crown Asia Investments(7)	1,118,458,086	67.29%	74.77%
Crown Entertainment Group Holdings(8)	1,118,458,086	67.29%	74.77%
Crown(9)	1,118,458,086	67.29%	74.77%
Capital Research and Management Company(10)	107,069,541	6.44%	7.16%
The Capital Group Companies, Inc(11)	107,069,541	6.44%	7.16%

Notes:

(1)	As at the Latest Practicable Date, Mr. Lawrence Yau Lung Ho had a long position of 1,127,974,454 Shares or underlying Shares of the Company, representing approximately 67.86% of the Company’s shareholding. As at the Latest Practicable Date, Mr. Ho personally held 18,162,612 ordinary shares of Melco, representing approximately 1.18% of Melco’s ordinary shares. In addition, 115,509,024 shares of Melco were held by Lasting Legend Ltd., 288,532,606 shares of Melco were held by Better Joy Overseas Ltd., 18,587,447 shares of Melco were held by Mighty Dragon Developments Limited and 7,294,000 shares of Melco were held by The L3G Capital Trust, representing approximately 7.53%, 18.81%, 1.21% and 0.48% of Melco’s ordinary shares, all of which companies are owned by persons and/or trusts affiliated with Mr. Ho. Mr. Ho also had interest in Great Respect Limited, a company controlled by a discretionary family trust, the beneficiaries of which include Mr. Ho and his immediate family members and held 298,982,187 ordinary shares, representing approximately 19.49% of Melco’s ordinary shares. Melco Leisure is a wholly-owned subsidiary of Melco and accordingly, Mr. Ho is deemed or taken to be interested in 1,118,458,086 Shares in which Melco Leisure is interested in or is deemed or taken to be interested in.
(2)	As at the Latest Practicable Date, Ms. Sharen Sau Yan Lo is the spouse of Mr. Lawrence Yau Lung Ho and is deemed or taken to be interested in the Shares through the interest of her spouse, Mr. Lawrence Yau Lung Ho, under the SFO.
(3)	As at the Latest Practicable Date, Melco Leisure is the beneficial owner of 559,229,043 Shares and is deemed or taken to be interested in 559,229,043 Shares owned by Crown Asia Investments pursuant to rights of first refusal over such Shares granted by Crown Asia Investments in favor of Melco Leisure under the new Shareholders’ deed, which became effective in December 2007 (the “New Shareholders’ Deed”), entered into between Melco and Crown.

APPENDIX I	EXPLANATORY STATEMENT

(4)	Melco Leisure is a direct wholly-owned subsidiary of Melco and Melco is deemed or taken to be interested in 1,118,458,086 Shares in which Melco Leisure is interested in as referred to in Note (3) above.
(5)	As at the Latest Practicable Date, Mr. James Douglas Packer had a long position of 1,118,458,086 Shares, representing approximately 67.29% of the Company’s shareholding. Mr. Packer and his controlled corporations are interested in 50.01% of the issued share capital of Crown, which in turn is interested in the entire issued share capital of Crown Entertainment Group Holdings, which in turn is interested in the entire issued share capital of Crown Asia Investments. Accordingly, Mr. Packer is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested in or is deemed or taken to be interested in.
(6)	As at the Latest Practicable Date, Ms. Erica Louise Packer is the spouse of Mr. James Douglas Packer and is deemed or taken to be interested in the Shares through the interest of her spouse, Mr. James Douglas Packer, under the SFO.
(7)	As at the Latest Practicable Date, Crown Asia Investments is the beneficial owner of 559,229,043 Shares and is deemed or taken to be interested in 559,229,043 Shares owned by Melco Leisure pursuant to rights of first refusal over such Shares granted by Melco Leisure in favor of Crown Asia Investments under the New Shareholders’ Deed.
(8)	Crown Asia Investments is a direct wholly-owned subsidiary of Crown Entertainment Group Holdings and Crown Entertainment Group Holdings is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested in as referred to in Note (7) above.
(9)	Crown Entertainment Group Holdings is a wholly-owned subsidiary of Crown and Crown is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested in as referred to in Note (7) above.
(10)	Capital Research and Management Company is a U.S. based investment adviser that manages the American Funds, a family of mutual funds.
(11)	Capital Research and Management Company is a direct wholly-owned subsidiary of The Capital Group Companies, Inc. and The Capital Group Companies, Inc. is deemed or taken to be interested in 107,069,541 Shares in which Capital Research and Management Company is interested as referred to in Note (10) above.
(12)	The percentages are calculated on the basis of 1,662,128,075 Shares in issue as at the Latest Practicable Date.

Based on the above and in the event that the Directors exercised in full the power to repurchase Shares under the Repurchase Mandate, the interests of each of the above Shareholders in the Company would be increased to approximately the percentages as set out in the table above.

On the basis of the aforesaid increase of shareholding held by the Shareholders, the Directors are not aware of any consequences of such repurchases of Shares that would result in any Shareholder, or a group of Shareholders acting in concert, becoming obliged to make a mandatory offer under Rule 26 of the Takeovers Code if the Repurchase Mandate were exercised in full. Moreover, the Directors do not intend to exercise the power to repurchase Shares to an extent which would render the aforesaid Shareholders or any Shareholder or group of Shareholders acting in concert obliged to make a mandatory offer under Rule 26 of the Takeovers Code. As the exercise of the Repurchase Mandate in full would result in insufficient public float of the Company, the Directors have no intention to exercise the Repurchase Mandate to such an extent that results in a public shareholding of less than the minimum public float requirement of 25% of the total issued share capital of the Company.

APPENDIX I	EXPLANATORY STATEMENT

7.	DIRECTORS, THEIR ASSOCIATES AND CONNECTED PERSONS

None of the Directors nor, to the best of their knowledge having made reasonable enquiries, any of their associates has any present intention, in the event that the Repurchase Mandate is approved by Shareholders, to sell Shares to the Company.

No connected person of the Company has notified the Company that he/she/it has any present intention to sell Shares to the Company, or has undertaken not to do so, in the event that the Repurchase Mandate is approved by the Shareholders.

8.	UNDERTAKING OF THE DIRECTORS

The Directors have undertaken to the Stock Exchange to exercise the power of the Company to make repurchases pursuant to the proposed Repurchase Mandate in accordance with the Listing Rules, the applicable laws of the Cayman Islands and in accordance with the Memorandum and Articles.

9.	SHARE REPURCHASE MADE BY THE COMPANY

The Company has not repurchased any of its Shares (whether on the Stock Exchange or otherwise) in the six months preceding the Latest Practicable Date. The Company will not repurchase its Shares if less than 25% of its issued share capital is held by the public.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED

The following are the particulars of the Directors proposed for re-election at the AGM:

(1)	Mr. John Peter Ben Wang (aged 52)

Non-executive Director

Mr. John Peter Ben Wang was appointed as our non-executive Director on November 21, 2006. Since November 2009, Mr. Wang has served as a non-executive director of MelcoLot Limited, a company listed on the Stock Exchange. The principal activities of MelcoLot Limited include the management of lottery business, manufacturing and sales of lottery terminals and POS machines, and provision of management services for distribution of lottery products. Mr. Wang is also a non-executive director of Anxin-China Holdings Limited, a company listed on the Stock Exchange and is the chairman and executive director of Summit Ascent Holdings Limited, also listed on the Stock Exchange. Mr. Wang was the chief financial officer of Melco from 2004 to September 2009. Prior to joining Melco in 2004, Mr. Wang had over 18 years of professional experience in the securities and investment banking industry. Mr. Wang was a nonexecutive director of China Precious Metal Resources Holdings Co., Ltd., a company listed on the Stock Exchange, from January 2010 to December 2012. He was a non-executive director of Carnival Group International Holdings Limited (formerly known as Oriental Ginza Holdings Limited), which is listed on the Stock Exchange until March 1, 2012. He was the managing director of JS Cresvale Securities International Limited (HK) from 1998 to 2004 and prior to 1998, he worked for Deutsche Morgan Grenfell (HK), CLSA (HK), Barclays (Singapore), SG Warburg (London), Salomon Brothers (London), the London Stock Exchange and Deloitte Haskins & Sells (London). Mr. Wang qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales in 1985. He graduated from the University of Kent at Canterbury in the United Kingdom with a bachelor degree in accounting in July 1982.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Wang has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Wang has personal interests of 101,569 Shares and 194,664 underlying Shares in respect of share options and 33,930 restricted shares (not yet vested) granted under the share incentive plans of the Company. Save as disclosed herein and as at the Latest Practicable Date, Mr. Wang did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

There is no director service contract entered into between Mr. Wang and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. Wang is entitled to share-based compensation which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Wang his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Wang that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED

(2)	Mr. Rowen Bruce Craigie (aged 57)

Non-executive Director

Mr. Rowen Bruce Craigie was appointed as our non-executive Director on March 8, 2005. Mr. Craigie has also been appointed as a director of our subsidiaries in various different jurisdictions. Mr. Craigie is the chief executive officer and managing director of Crown, an operator of casinos and integrated resorts, having been appointed on its formation in 2007, Mr. Craigie is also a director of Crown Melbourne Limited, a casino and integrated resort operator, having been appointed in January 2001, and Burswood Limited, a casino and integrated resort operator, having been appointed in September 2004. Mr. Craigie previously served as the chief executive officer of PBL Gaming from 2006 to 2007 and as the chief executive officer of Crown Melbourne Limited from 2002 to 2007. Mr. Craigie was a director of Consolidated Media Holdings Limited from January 2002 to April 2009. Mr. Craigie joined Crown Melbourne Limited in 1993, was appointed as the executive general manager of its Gaming Machines department in 1996, and was promoted to chief operating officer in 2000. Prior to joining Crown Melbourne Limited, Mr. Craigie was the group general manager for gaming at the TAB in Victoria from 1990 to 1993, and held senior economic policy positions in Treasury and the Department of Industry in Victoria from 1984 to 1990. He obtained a bachelor of economics (honors) degree from Monash University, Melbourne, Australia in 1976.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Craigie has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Craigie has personal interests of 15,800 Shares. Save as disclosed herein and as at the Latest Practicable Date, Mr. Craigie did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

There is no director service contract entered into between Mr. Craigie and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. Craigie is entitled to share-based compensation which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Craigie, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Craigie that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED

(3)	Mr. Yiu Wa Alec Tsui (aged 63)

Independent non-executive Director

Mr. Yiu Wa Alec Tsui was appointed as an independent non-executive Director on December 18, 2006. Mr. Tsui has extensive experience in finance and administration, corporate and strategic planning, information technology and human resources management, having served at various international companies. He held key positions at the SFC from 1989 to 1993, joined the Stock Exchange in 1994 as an executive director of the finance and operations services division and was its chief executive from February 1997 to July 2000. He was also the chief operating officer of Hong Kong Exchanges and Clearing Limited from March to August 2000. He was the chairman of the Hong Kong Securities Institute from 2001 to 2004. He was a consultant of the Shenzhen Stock Exchange from July 2001 to June 2002. Mr. Tsui was an independent non-executive director of each of National Arts Holdings Limited (formerly known as Vertex Group Limited) from March 2002 to April 2009, Synergis Holdings Limited from January 2005 to September 2008, Greentown China Holdings Limited from June 2006 to June 2010, China Huiyuan Juice Group Limited from September 2006 to July 2010, and China BlueChemical Ltd. from April 2006 to June 2012, all of which are companies listed on the Stock Exchange. Mr. Tsui has been the chairman of WAG Worldsec Corporate Finance Limited since 2006 and an independent non-executive director of a number of companies listed on the Stock Exchange, NASDAQ, the Shanghai Stock Exchange and the Philippine Stock Exchange, including Industrial and Commercial Bank of China (Asia) Limited since August 2000, China Chengtong Development Group Limited since 2003, COSCO International Holdings Limited since 2004, China Power International Development Limited since 2004, Pacific Online Ltd. since 2007, ATA Inc. since 2008, China Oilfield Services Limited since 2009, Summit Ascent Holdings Limited since March 2011 and Melco Crown (Philippines) Resorts Corporation (formerly known as Manchester International Holdings Unlimited Corporation) since December 2012. Mr. Tsui graduated from the University of Tennessee with a bachelor’s degree in industrial engineering in 1975 and a master of engineering degree in 1976. He completed a program for senior managers in government at the John F. Kennedy School of Government at Harvard University in 1993. He is the chairman of our nominating and corporate governance committee, a member of our audit committee and a member of our compensation committee.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Tsui has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Tsui has 85,769 Shares and 254,511 underlying Shares in respect of share options and 33,930 restricted shares (not yet vested), granted under the share incentive plans of the Company. Save as disclosed above, as at the Latest Practicable Date, Mr. Tsui did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED

Mr. Tsui entered into a director agreement with the Company under which he agreed to act as a Director commencing on December 18, 2006. He is not appointed for a specific term but will be subject to rotation, retirement and re-election at annual general meetings pursuant to the Articles. Mr. Tsui’s emoluments include Director’s fees of US$60,000 per annum, fees for attending Board meeting and Board committee meeting, and he may be entitled to share-based compensation. In deciding the emoluments of Mr. Tsui, the compensation committee of the Company will take into consideration as to the level of responsibility, experience and abilities required of Mr. Tsui, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Tsui that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

(4)	Mr. Robert Wason Mactier (aged 48)

Independent non-executive Director

Mr. Robert Wason Mactier was appointed as an independent non-executive Director on December 18, 2006. Mr. Mactier joined the board of directors of STW Communications Group Limited, a publicly listed Australian communications and advertising company, in December 2006 and became its independent non-executive chairman in July 2008. He was a non-executive director of Aurora Community Television Limited from 2005 to 2012. Since 1990, Mr. Mactier has held a variety of executive roles across the Australian investment banking and securities markets. He has been a consultant to UBS AG in Australia since June 2007. From March 1997 to January 2006, Mr. Mactier worked with Citigroup Pty Limited and its predecessor firms in Australia, and prior to this he worked with E.L. & C. Baillieu Limited from November 1994 to February 1997 and Ord Minnett Securities Limited from May 1990 to October 1994. During this time, he has gained broad advisory and capital markets transaction experience and specific industry expertise within the telecommunications, media, gaming, entertainment and technology sectors and across the private equity sectors. Prior to joining the investment banking industry, Mr. Mactier qualified as a chartered accountant in 1987, working with KPMG from January 1986 to April 1990 across their audit, management consulting and corporate finance practices. He obtained a bachelor’s degree in economics from the University of Sydney, Australia in 1986 and has been a Member of the Australian Institute of Company Directors since 2007. He is a member of our compensation committee and nominating and corporate governance committee.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Mactier has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Mactier has 85,769 Shares and 254,511 underlying Shares in respect of share options and 33,930 restricted shares (not yet vested), granted under the share incentive plans of the Company. Save as disclosed above, as at the Latest Practicable Date, Mr. Mactier did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED

Mr. Mactier entered into a director agreement with the Company under which he agreed to act as a Director commencing on December 18, 2006. He is not appointed for a specific term but will be subject to rotation, retirement and re-election at annual general meetings pursuant to the Articles. Mr. Mactier’s emoluments include Director’s fees of US$60,000 per annum, fees for attending Board meetings and Board committee meetings, and he may be entitled to share-based compensation. In deciding the emoluments of Mr. Mactier, compensation committee of the Company will take into consideration as to the level of responsibility, experience and abilities required of Mr. Mactier, individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Mactier that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this document, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document.

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 6883)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2013

Dear Shareholders,

You are cordially invited to attend the Annual General Meeting of Shareholders of Melco Crown Entertainment Limited (the “Company”) which will be held at Salon III, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 22, 2013 at 4:00 p.m. (Hong Kong time). The meeting is being held for the following purposes:

1.	To ratify the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, and to receive and adopt the audited consolidated financial statements and the directors’ and auditors’ reports for the year ended December 31, 2012.

2.	To re-elect each of the following directors:

(a)	Mr. John Peter Ben Wang as a non-executive director of the Company;

(b)	Mr. Rowen Bruce Craigie as a non-executive director of the Company;

(c)	Mr. Yiu Wa Alec Tsui as an independent non-executive director of the Company; and

(d)	Mr. Robert Wason Mactier as an independent non-executive director of the Company.

3.	To authorize the board (the “Board”) of directors (the “Directors”) of the Company to fix the remuneration of the Directors.

4.	To ratify the appointment of and re-appoint the independent auditors of the Company, Deloitte Touche Tohmatsu, and to authorize the Board to fix their remuneration.

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

As special business, to consider and, if thought fit, pass the following resolutions as ordinary resolutions:

ORDINARY RESOLUTIONS

5.	“THAT:

(a)	subject to paragraph (c) of this resolution, a general and unconditional mandate be and is hereby granted to the Directors during the Relevant Period (as defined in paragraph (d) below) to exercise all the powers of the Company to allot, issue and deal with additional Shares and to make or grant offers, agreements and options (including warrants, bonds, debentures, notes and other securities which carry rights to subscribe for or are convertible into Shares) which might require the exercise of such power;

(b)	the approval in paragraph (a) of this resolution shall authorize the Directors during the Relevant Period to make or grant offers, agreements and/or options (including warrants, bonds, debentures, notes and other securities which carry rights to subscribe for or are convertible into Shares) which might require the exercise of such power after the end of the Relevant Period;

(c)	the aggregate nominal amount of share capital allotted or agreed conditionally or unconditionally to be allotted (whether pursuant to an option or otherwise) by the Directors pursuant to the approval in paragraph (a) of this resolution, otherwise than pursuant to (i) a Rights Issue (as defined in paragraph (d) below), (ii) the exercise of any rights of subscription or conversion under any existing warrants, bonds, debentures, notes and other securities issued by the Company which carry rights to subscribe for or are convertible into Shares, (iii) any option scheme or similar arrangement for the time being adopted for the grant or issue to officers and/or employees of the Company and/or any of its subsidiaries of Shares or rights to acquire Shares or (iv) any scrip dividend or similar arrangement providing for the allotment of Shares in lieu of the whole or part of dividend on Shares in accordance with the Amended and Restated Articles of Association of the Company (the “Articles”), shall not exceed the aggregate of:

(aa)	20 per cent. of the aggregate nominal amount of the share capital of the Company in issue on the date of passing this resolution; and

(bb)	(if the Directors are so authorized by a separate resolution of the shareholders of the Company) the nominal amount of share capital of the Company repurchased by the Company subsequent to the passing of this resolution (up to a maximum equivalent to 10 per cent. of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this resolution), and the said mandate shall be limited accordingly;

(d)	for the purposes of this resolution:

“Relevant Period” means the period from the passing of this resolution until whichever of the following first occurs:

i.	the conclusion of the next annual general meeting of the Company;

ii.	the expiration of the period within which the next annual general meeting of the Company is required to be held by the Articles, Cayman Islands laws or any other applicable laws; and

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

iii.	the revocation or variation of the authority given under this resolution by ordinary resolution of the shareholders of the Company in general meeting;

“Rights Issue” means an offer of Shares or issue of options, warrants or other securities giving the right to subscribe for Shares, open for a period fixed by the Directors to holders of Shares whose names appear on the register of members of the Company (and, where appropriate, to holders of other securities entitled to the offer) on a fixed record date in proportion to their then holdings of such Shares (or, where appropriate, such other securities) (subject in all cases to such exclusions or other arrangements as the Directors may deem necessary or expedient in relation to fractional entitlements or having regard to any restrictions or obligations under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory applicable to the Company); and

“Shares” means shares of all classes in the capital of the Company and other securities which carry a right to subscribe or purchase shares of the Company.”

6.	“THAT:

(a)	subject to paragraph (b) of this resolution, a general and unconditional mandate be and is hereby granted to the Directors during the Relevant Period (as defined in paragraph (c) below) to exercise all the powers of the Company to repurchase Shares;

(b)	the aggregate nominal amount of Shares which may be repurchased on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) or any other stock exchange recognized for this purpose by the Securities and Futures Commission of Hong Kong and the Stock Exchange under the Hong Kong Code on Share Repurchases pursuant to the approval in paragraph (a) of this Resolution shall not exceed 10 per cent. of the aggregate nominal amount of the share capital of the Company in issue on the date of passing this resolution, and the said mandate shall be limited accordingly;

(c)	for the purposes of this resolution:

“Relevant Period” means the period from the passing of this resolution until whichever of the following first occurs:

i.	the conclusion of the next annual general meeting of the Company;

ii.	the expiration of the period within which the next annual general meeting of the Company is required to be held by the Articles, Cayman Islands laws or any other applicable laws to; and

iii.	the revocation or variation of the authority given under this Resolution by ordinary resolution of the shareholders of the Company in general meeting; and

“Shares” means shares of all classes in the capital of the Company and other securities which carry a right to subscribe or purchase shares of the Company.”

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

7.	“THAT conditional upon the passing of resolutions set out in items 5 and 6 of the notice convening this meeting (the “Notice”), the general mandate referred to in the resolution set out in item 5 of the Notice be and is hereby extended by the addition to the aggregate nominal amount of shares which may be allotted and issued or agreed conditionally or unconditionally to be allotted and issued by the directors pursuant to such general mandate of an amount representing the aggregate nominal amount of shares purchased by the Company pursuant to the mandate referred to in the resolution set out in item 6 of the Notice, provided that such amount shall not exceed 10% of the aggregate nominal amount of the share capital of the Company in issue on the date of passing this resolution.”

Notes:

1.	In order to identify shareholders who will be entitled to attend and vote at the meeting or any adjournment that may take place, all transfer forms accompanied by the relevant share certificates must have been lodged with the Company’s share registrar and transfer office in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong not later than 4:30 p.m. on April 3, 2013. Shareholders whose names appear on the register of members of the Company at the close of business on April 3, 2013 shall be entitled to attend and vote at the meeting or any adjournment that may take place.

2.	A shareholder entitled to attend and vote at the meeting convened by the notice is entitled to appoint one or more proxies to attend and vote in his/her/its place. A proxy need not be a shareholder of the Company.

3.	Shareholders are requested to complete, date, sign and return the enclosed proxy form to reach the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong as promptly as possible but not later than 48 hours prior to the Annual General Meeting or adjourned meeting at which the proxy is to be used. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual General Meeting or adjourned meeting.

4.	With regard to resolution 2 above, the Board proposes that the retiring Directors, namely, Mr. John Peter Ben Wang, Mr. Rowen Bruce Craigie, Mr. Yiu Wa Alec Tsui, and Mr. Robert Wason Mactier, be re-elected as the Directors. Details of these retiring Directors are set out in Appendix II to the Company’s circular to shareholders dated April 18, 2013.

5.	With regard to resolution 5 above, the Directors wish to state that, currently, they have no plans to issue any additional new shares of the Company (other than (i) the shares to be issued upon vesting of restricted shares and exercise of the share options granted under the 2006 Share Incentive Plan; (ii) the shares to be issued upon vesting of restricted shares to non-connected person(s) of the Company and exercise of the share options granted under the 2011 Share Incentive Plan; and (iii) and future fund raising). The present general mandate to issue shares given by the shareholders expires at the forthcoming annual general meeting and, accordingly, a renewal of that general mandate is now being sought.

6.	With regard to resolution 6 above, the Directors wish to draw the attention of the shareholders to the circular which summarizes the more important provisions of the Rules Governing the Listing of Securities on the Stock Exchange (the “Listing Rules”) relating to the repurchase of shares on the Stock Exchange by a company and will be despatched to the shareholders together with the annual report. The present general mandate to repurchase shares given by the shareholders expires at the forthcoming annual general meeting and, accordingly, a renewal of that general mandate is now being sought.

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

7.	In accordance with the Listing Rules, voting on the above resolutions will be taken by poll.

8.	If Typhoon Signal No. 8 or above, or a “black” rainstorm warning is in effect any time after 12:00 noon on the date of the above meeting, the meeting will be postponed. The Company will post an announcement on its website (www.melco-crown.com) and the Stock Exchange website (www.hkexnews.hk) to notify Shareholders of the date, time and place of the rescheduled meeting.

By Order of the Board

Melco Crown Entertainment Limited

Lawrence Yau Lung Ho

Co-Chairman and Chief Executive Officer

Macau, April 18, 2013

As at the date of this document, the Board comprises one executive Director, namely Mr. Ho, Lawrence Yau Lung (Co-Chairman and Chief Executive Officer); five non-executive Directors, namely Mr. Packer, James Douglas (Co-Chairman), Mr. Wang, John Peter Ben, Mr. Chung, Yuk Man, Mr. Nisbet, William Todd, and Mr. Craigie, Rowen Bruce; and four independent non-executive Directors, namely Mr. MacKenzie, James Andrew Charles, Mr. Wu, Thomas Jefferson, Mr. Tsui, Yiu Wa Alec, and Mr. Mactier, Robert Wason.

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 6883)

PROXY FORM FOR USE BY SHAREHOLDERS AT

THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 22, 2013

I/We1

of

being the registered holder(s) of2                                                                                   shares of US$0.01 each in the capital of Melco Crown Entertainment Limited (the “Company”) HEREBY APPOINT3 THE CHAIRMAN OF THE MEETING

or

of

as my/our proxy to attend and vote for me/us at the Annual General Meeting of the Company to be held at Salon III, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 22, 2013 at 4:00 p.m. (Hong Kong time) and at any adjournment thereof as indicated below:

Ordinary Resolutions		For[4]	Against[5]

1.	To ratify the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, and to receive and adopt the audited consolidated financial statements and the directors’ and auditors’ reports for the year ended December 31, 2012.

2.	To re-elect each of the following directors:

(i) Mr. John Peter Ben Wang as a non-executive director of the Company;

(ii) Mr. Rowen Bruce Craigie as a non-executive director of the Company;

(iii) Mr. Yiu Wa Alec Tsui as an independent non-executive director of the Company; and

(iv) Mr. Robert Wason Mactier as an independent non-executive director of the Company.

3.	To authorize the board (the “Board”) of directors (the “Directors”) of the Company to fix the remuneration of the Directors.

4.	To ratify the appointment of and re-appoint Deloitte Touche Tohmatsu and to authorize the Board to fix their remuneration.

5.	To grant a general and unconditional mandate to the Directors to issue new shares of the Company not exceeding 20% of the issued share capital of the Company as at the date of passing this resolution.

6.	To grant a general and unconditional mandate to the Directors to repurchase shares of the Company not exceeding 10% of the issued share capital of the Company as at the date of passing this resolution.

7.	To extend the general mandate granted to the Directors to issue new shares of the Company by the aggregate nominal amount of shares repurchased by the Company.

Dated this                      day of                      2013                      Shareholder’s signature6:

Note:

1.	Full name(s) and address(es) to be inserted in BLOCK CAPITALS.

2.	Please insert the number of shares of US$0.01 each registered in your name(s). If no number is inserted, the proxy form will be deemed to relate to all the shares of the Company registered in your name(s).

3.	If any proxy other than the Chairman is preferred, strike out “THE CHAIRMAN OF THE MEETING or” and insert the name and address of the proxy desired in the space provided. Any alteration made to this proxy form must be initialled by the person who signs it. A proxy need not be a member of the Company but must be present in person to represent the member.

4.	IMPORTANT: IF YOU WISH TO VOTE FOR ANY RESOLUTION, PLEASE TICK THE BOX MARKED “FOR” BESIDE THE APPROPRIATE RESOLUTION. IF YOU WISH TO VOTE AGAINST ANY RESOLUTION, PLEASE TICK THE BOX MARKED “AGAINST” BESIDE THE APPROPRIATE RESOLUTION. Failure to complete any or all boxes will entitle your proxy to cast his votes on the relevant resolutions at his discretion. Your proxy will also be entitled to vote at his discretion on any resolution properly put to the meeting other than those referred to in the notice convening the meeting.

5.	Same as note (4) above.

6.	This proxy form must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, this proxy form must be under its common seal or under the hand of an officer or attorney duly authorized.

7.	If more than one of the joint holders be present at the meeting personally or by proxy, that one of the said persons so present whose name stands first on the register in respect of the relevant shares shall alone be entitled to vote in respect thereof.

8.	In order to be valid, this proxy form, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof, must be deposited at the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, not less than 48 hours before the time appointed for holding the meeting or any adjournment thereof.

9.	Completion and deposit of this proxy form will not preclude you from attending and voting at the meeting if you so wish.